Exhibit 10.1

EXPENSE REIMBURSEMENT/SHARING AGREEMENT

THIS EXPENSE REIMBURSEMENT/SHARING AGREEMENT (“Agreement”) is executed as of this 6th day of November, 2007, by and between The Majestic Star Casino, LLC, an Indiana limited liability company (“Majestic Star”), and PITG Gaming, LLC, a Delaware limited liability company (“PITG Gaming”).

W I T N E S S E T H:

WHEREAS, Majestic Star employs certain executives and other employees, and desires to provide Employee/Project Expenses (as defined below) on the terms and conditions set forth herein;

WHEREAS, Majestic Star has incurred certain Employee/Project Expenses prior to the execution date of this Agreement and Majestic Star seeks reimbursement for those Employee/Project Expenses (“Past Employee/Project Expenses”);

WHEREAS, Majestic Star is entering into a promissory note contemporaneously with this Agreement to evidence the obligations of PITG Gaming hereunder (the “Note”); and

WHEREAS, Majestic Star and PITG Gaming desire to memorialize their agreement with respect to the payment and reimbursement of Employee/Project Expenses;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties do hereby agree as follows:

1. Majestic Star agrees to pay (i) all costs and expenses of executives and certain other employees agreed to by the parties, including, but not limited to, salaries, bonuses, benefit payments, insurance, and such other employee-related costs and expenses listed on Exhibit A (collectively, “Employee Expenses”), and (ii) other costs and expenses (including costs and expenses of professionals, travel and entertainment, and supplies) related to the proposed slot facility in Pittsburgh, Pennsylvania (collectively, “Project Expenses,” and with the Employee Expenses, the “Employee/Project Expenses”). All Employee Expenses shall be itemized on Exhibit A and shall set forth the actual or estimated costs of each item. The parties may amend Exhibit A in accordance with the following procedures on a monthly basis. Majestic Star shall send to PITG Gaming the proposed amendment, which shall also set forth a proposed effective date. PITG Gaming shall have three (3) days to object to such proposed amendment, and in the event that there is no objection, the proposed amendment shall be effective on the effective date set forth therein. In the event that PITG Gaming shall object, the parties shall negotiate in good faith to reach an agreement with respect to such amendment. In the event that no agreement is reached, (i) the parties may continue this Agreement without the proposed amendment or (ii) either party may terminate this Agreement upon fifteen (15) days prior written notice.

2. PITG Gaming agrees to reimburse Majestic Star for all Employee Expenses (the “Employee Reimbursement Payment”), and 100% of the Project Expenses and Past Employee/Project Expenses (collectively, the Employee Reimbursement Payment, Project Expenses and Past Employee/Project Expenses are the “Reimbursement Payment”). Majestic Star shall, by the 10th of each month, issue to PITG an invoice evidencing all Employee/Project Expenses incurred during the prior month. Past Employee/Project Expenses will be invoiced upon execution of this Agreement. Such Reimbursement Payment shall be paid to Majestic Star on or prior to the first day of each month following receipt of the invoice. In the event such Reimbursement Payment is not paid to Majestic Star by such date, interest thereon shall accrue and be payable as specified in the Note. The parties may modify the Employee Reimbursement Payment from time to time in accordance with the following procedures: (i) a party may request modification to the Employee Reimbursement Payment upon at least three (3) days prior written notice to the other party; (ii) during such three-day period, (A) the other party may agree to such modification (whereby the modification shall become effective as of the date set forth in the notice) or (B) the other party may refuse to agree to such modification (whereby the modification shall not be effective and the parties shall negotiate in good faith as to a different modification, which shall become effective if and when an agreement is reached); and (iii) in the event there is no response from the other party within the three day period described above, the proposed modification shall become effective as of the date set forth in the notice.

3. Upon request, Majestic Star shall provide PITG Gaming access to any and all records reasonably related to Employee/Project Expenses paid by Majestic Star and reimbursed by PITG Gaming pursuant to this Agreement.

4. Subject to Section 1, this Agreement may be terminated (i) by mutual consent of the parties or (ii) by either party upon thirty (30) days prior written notice. This Agreement shall also terminate upon the cancellation of the Note. Notwithstanding anything herein to the contrary, PITG shall pay all amounts due hereunder upon such termination.

5. (a) This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement may not be modified, waived, terminated or amended, except expressly by an instrument in writing signed by the parties hereto.

(b) This Agreement may be assigned or pledged in whole or in part by a party with the consent of the other party.

(c) In the event that any provision of this Agreement shall be held to be void or unenforceable in whole or in part, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

(d) Except as otherwise specifically provided herein, notice given hereunder shall be deemed sufficient if delivered personally or sent by registered or certified mail to the address of the party for whom intended at the principal executive offices of such party, or at such other address as such party may hereinafter specify by written notice to the other party.

(e) No waiver by any party of any breach of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any preceding or succeeding breach of such provision or of any other provision herein contained.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflict of laws of that jurisdiction.

6. Gaming Compliance. Majestic Star and PITG Gaming each understand and acknowledge that this Agreement, at either party’s discretion, may be subject to the other party and its principals completing and submitting to the requesting party and/or the Indiana Gaming Commission (“IGC”) and/or the Pennsylvania Gaming Control Board (“PGCB”) a due diligence compliance questionnaire (including an Authorization for the Release of Information) and being found suitable by the requesting party’s Gaming Compliance Committee, the IGC, and/or the PGCB. Notwithstanding any other provision in this Agreement to the contrary, Majestic Star, PITG Gaming, the IGC, or the PGCB may terminate this Agreement without further obligation or liability, except that liability incurred prior to such termination, if, in the judgment of either Majestic Star’s or PITG Gaming’s Gaming Compliance Committee, the IGC, or the PGCB, the relationship with the other party could subject Majestic Star or PITG Gaming to disciplinary action by gaming regulatory authorities or cause Majestic Star or PITG Gaming to lose or become unable to obtain or reinstate any federal, state and/or foreign registration, license or approval material to that party’s business. Majestic Star and PITG Gaming further each acknowledge and understand that the other may be subject to the regulatory jurisdiction of the IGC and/or PGCB and that said entity may disapprove any contract that it believes violates the laws and regulations of the State of Indiana or the State of Pennsylvania, respectively.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE MAJESTIC STAR CASINO, LLC

By: /s/ Jon S. Bennett
Name: Jon S. Bennett
Title: Vice President and Chief Financial Officer

PITG GAMING, LLC

By: /s/ Michelle R. Sherman
Name: Michelle R. Sherman
Title: Vice President and Chief Financial Officer

EXHIBIT A

PITG Gaming will reimburse Majestic Star at the percentage shown for each employee’s gross wages, increased 35% for benefits. In total, the Employee Expenses will be $206,000.

		Percentage of
		Wages to be
Employee	Title	Reimbursed
Don Barden	Chairman and CEO	50%
Andre Barnabei	VP of Human Resources	100%
Jon Bennett	VP and CFO	30%
David Carroll	Vice President of Human Resources	50%
Barry Elmore	Director of Compliance	25%
Edward Fasulo	VP and GM Pittsburgh Casino	100%
Michael Flowers	Director of Information Technology	15%
Jeffrey Frye	Project Manager	100%
Scott Hall	Project Manager Information Technology	5%
Bob Hicks	Vice President of Risk Management	10%
Heather Horvath	Administrative Assistant	100%
Dan Ihm	Vice President of Marketing	10%
James LeFresne	VP of Design and Development	5%
Sam Marshall	Vice President of Construction	100%
Don Perkins	Director of Financial Operations	50%
Kirk Saylor	Executive VP and COO
Rand Wendorf	Sr. Project Mgr Information Technology	5%
Larry Wheeler	Vice President and General Counsel	30%